EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors
AirGate PCS, Inc.:

We consent to the use of our reports dated January 10, 2003, with respect to the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2002, and the related financial statement schedule. We consent to the reference to our firm under the headings “Experts” and “Material United States Federal Income Tax Consequences” in the prospectus.

Our report dated January 10, 2003 includes a paragraph that describes an event of default under provisions of the credit agreements of the Company’s wholly-owned unrestricted subsidiary, iPCS, Inc., and the intent of iPCS, Inc. to file for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code in early 2003 either as part of a consensual restructuring or in an effort to effect a court administered reorganization.

/s/ KPMG LLP
Atlanta, Georgia
November 5, 2003